Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2019 SECOND QUARTER RESULTS

NEW YORK, NY – August 5, 2019 – Medallion Financial Corp. (Nasdaq: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2019 second quarter results. Effective April 2, 2018, Medallion Financial Corp. withdrew its BDC election, and now operates as a finance company following the reporting conventions of bank holding companies, which began with the 2018 second quarter. A major component of this change is that we now consolidate wholly-owned or controlled subsidiaries, particularly Medallion Bank, which were previously treated as unconsolidated portfolio investment companies. All comparisons are now on a consolidated basis unless stated otherwise.

2019 Second Quarter Highlights

•	Net loss was $7.5 million, or $0.31 per share, compared to a net loss of $14.6 million, or $0.60 per share, in the prior year period

•	Cash flow from operations increased to $19.3 million in the 2019 second quarter from $16.1 million in the first quarter, an increase of 20%

•	Medallion loan exposure continues to be reduced, with the portfolio now at $121 million, down 53% from $258 million in the prior year period, and now at its lowest level since our IPO in 1996

•	Net interest income was $23.2 million, reflecting primarily the contributions of the consumer lending segments

•	Net income from Medallion’s consumer and commercial segments totaled $7.7 million in the quarter, up from $7.0 million, or 10% from the first quarter

•	Consumer loan originations were $136.2 million in the 2019 second quarter compared to $90.3 million in the first quarter of this year and $129.4 million in the prior year period

•	The total interest yield on the Company’s portfolio was 11.67%, the highest since the Company began reporting as a bank holding company

•	The provision for medallion loan losses was $8.2 million in the 2019 second quarter, compared to $24.8 million in the prior year period

•

Medallion delinquencies over 30 days dropped from $55 million in the 2019 first quarter to $25 million in the second quarter, a decrease of 55%, and over 90 days dropped from $4.0 million to $3.7 million in the same period

•	Medallion net loans comprised 8% of the Company’s assets at the end of the second quarter

•	Medallion Bank’s Tier 1 leverage ratio at quarter-end was 15.96%

•	Total assets were $1.48 billion as of June 30, 2019

Andrew Murstein, President of Medallion, stated, “We showed continued progress in the second quarter in regards to reducing our total net medallion portfolio as it now stands at the lowest level since we went public in 1996, representing just 8% of assets. As we have been saying, the medallion portfolio losses will be volatile as we reduce our exposure. Even though we continue to have losses, they are less than in prior periods, and we are extremely pleased with the continued reduction in our overall exposure. In addition, the majority of our medallion losses have been non cash as we book reserves, and the consumer and commercial segments continue to produce significant cash earnings. Thus, our focus, and our future, has been our consumer and commercial divisions, and we were very pleased with the continued strong performance of these segments. Our consumer loans grew 9% since the 2019 first quarter. Our commercial loans grew 18% during the same period. These are our fastest growing and most profitable divisions and they continue to perform well.”

Larry Hall, CFO of Medallion stated, “The Company recorded $23.2 million of net interest income for the second quarter and $45.5 million for the first six months of the year. We recorded a strong net interest margin of 8.46% in the second quarter, and the Bank’s Tier 1 leverage ratio was 15.96%. Loan origination continues to be strong from the consumer segments, showing that the demand for Medallion Bank’s products is stable and the portfolio is growing. As we previously stated, we continue to explore ways to diversify and grow Medallion Bank. One step towards that was the recent hire of a Director of Strategic Partnerships announced on July 15. This position will oversee a new division focused on exploring opportunities between Medallion Bank and financial technology companies. Even though this new hire was just announced, we are already in discussions with several strong and well known potential partners.”

Consumer Lending Segments

Medallion’s net consumer lending portfolio was $862.5 million as of June 30, 2019, compared to $790.7 million at the end of the prior year period. In the 2018 third quarter, we completed a consumer loan sale of $100.9 million. Net interest income for the second quarter was $24.8 million. The average interest rate on the portfolio was 14.82%, compared to 14.76% in the prior year period. Consumer loan delinquencies over 90 days past due as of June 30, 2019 were 0.44%, compared to 0.33% in the prior year period.

Commercial Lending Segment

The Company’s net commercial lending portfolio as of June 30, 2019 was $60.4 million compared to $51.2 million in the first quarter of this year. The yield on the portfolio was 11.71%, compared to 14.06% in the prior year period. Net income for the second quarter was $0.15 million. Medallion Capital remains well capitalized, and expects continued growth in its loan portfolio for the 2019 second half.

Medallion Lending Segment

The Company’s net medallion lending portfolio as of June 30, 2019 was $121.3 million, compared to $258.0 million at June 30, 2018, a 53% decrease. The average interest rate on the medallion portfolio was 4.37% compared to 4.35% a year ago. Total medallion delinquencies over 90 days were $3.7 million as of June 30, 2019, compared to $12.4 million in the prior year period. Medallion provision for loan losses was $8.2 million in the quarter, compared to $24.8 million in the 2018 second quarter. Medallion loans comprised 12% of the Company’s loans receivable as of June 30, 2019, compared to 23% in the prior year period.

Mr. Murstein concluded, “We continue to execute on our plan to reduce medallion exposure, and grow the Company’s most profitable and fastest growing divisions. The total yield on our portfolio increased to 11.67%. Our net interest margin was 8.19% for the 2018 final nine months, and for the 2019 first six months it was 8.49%. That is among the highest of all banks in the US. We also have the potential to increase our yields and net interest margins as the 4% yielding medallion loans are run off, and the 15% yielding recreation loans are added. Medallion Capital, the driver in our commercial lending segment, has $40.6 million in capital, and our Bank has $171.5 million in capital. They both are well capitalized, and project continued growth for the balance of this year and into the foreseeable future.”

Conference Call Information

The Company will be hosting a conference call to discuss the second quarter financial results on Tuesday, August 6, at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion Financial’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Tuesday, August 13, 2019, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13693221. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter is announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $8.4 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2018 Annual Report on Form 10-K.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,
(Dollars in thousands, except per share data)	2019	2018
Total interest income	$32,015	$32,644
Total interest expense	8,821	7,925

Net interest income	23,194	24,719
Provision for loan losses	15,171	30,576

Net interest income after provision for loan losses	8,023	(5,857)

Other income (loss)
Sponsorship and race winnings	4,889	5,228
Change in collateral on loans in process of foreclosure	(1,972)	(96)
Other income	(1,234)	(254)

Total other income	1,683	4,878

Other expenses
Salaries and employee benefits	6,321	5,639
Race team related expenses	2,550	2,540
Collection costs	2,253	837
Professional fees	2,048	2,246
Loan servicing fees	1,293	1,128
Other expenses	3,719	4,536

Total other expenses	18,184	16,926

Income before income taxes	(8,478)	(17,905)
Income tax benefit	1,835	4,021

Net income after taxes	(6,643)	(13,884)
Less: income attributable to the non-controlling interest	857	763

Total net income (loss) attributable to Medallion Financial Corp.	$(7,500)	$(14,647)

Diluted net loss per share	$(0.31)	$(0.60)
Diluted net loss per share	$(0.31)	$(0.60)

Weighted average common shares outstanding
Basic	24,359,280	24,230,815

Diluted	24,359,280	24,230,815

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(Dollars in thousands, except share and per share data)	June 30, 2019	June 30, 2018
Assets
Cash and federal funds sold	$72,148	$57,713
Equity investments and investment sercurities	54,617	54,521
Loans	1,088,475	1,017,882
Allowance for losses	(40,670)	(36,395)

Net loans receivable	1,047,805	981,487

Loan collateral in process of foreclosure	52,368	49,495
Goodwill and intangible assets	204,062	204,785
Other assets	50,953	33,845

Total assets	$1,481,953	$1,381,846

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$24,428	$22,641
Deposits	927,658	848,040
Short-term borrowings	46,688	55,178
Deferred tax liabilities and other tax payables	5,412	6,973
Operating lease liabilities	11,273	—
Long-term debt	180,990	158,810

Total liabilities	1,196,449	1,091,642

Commitments and contingencies	—	—

Total stockholders’ equity	258,068	262,608

Non-controlling interest in consolidated subsidiaries	27,436	27,596

Total equity	285,504	290,204

Total liabilities and equity	$1,481,953	$1,381,846

Number of shares outstanding	24,599,558	24,434,357
Book value per share	$10.49	$10.75

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